Exhibit 12

                       JAMES RIVER CORPORATION of Virginia

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                          (Dollar amounts in millions)

                                                                     Fiscal
                                                                   Year Ended
                                               December   December   December   December   December
                                               29, 1991   27, 1992   26, 1993   25, 1994   31, 1995
                                             (52 weeks) (52 weeks) (52 weeks) (52 weeks) (53 weeks)
                                                             (b,c)                   (c)
Pretax income (loss) from
   continuing operations,
   before minority interests                     $115.2    $(182.8)     $14.1    $(15.7)   $220.4

Add:
  Interest charged to operations                  191.3      193.0      183.0     210.1     236.0
  Portion of rental expense
    representative of interest
    factor (assumed to be one-third)               19.9       19.4       19.1      24.2      23.9

      Total earnings, as adjusted                $326.4      $29.6     $216.2    $218.6    $480.3
Fixed charges:
  Interest charged to operations                 $191.3     $193.0     $183.0    $210.1    $236.0
  Capitalized interest                             31.8       12.8        5.3       3.1       6.9
  Portion of rental expense
    representative of interest
    factor (assumed to be one-third)               19.9       19.4       19.1      24.2      23.9

      Total fixed charges                        $243.0     $225.2     $207.4    $237.4    $266.8

Ratio                                              1.34         --       1.04        --      1.80



See accompanying footnote explanations.

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Exhibit 12 (continued)

               JAMES RIVER CORPORATION of Virginia

      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                  (Dollar amounts in millions)
                                                      Quarter
                                                       Ended
                                                March 31,  March 26,
                                                     1996       1995
                                               (13 Weeks) (13 Weeks)

Pretax income from continuing
  operations, before minority interests             $34.3      $46.1

  Add:
    Interest charged to operations                   48.0       64.2

    Portion of rental expense representative of
      interest factor (assumed to be one-third)       5.9        6.0

      Total earnings, as adjusted                   $88.2     $116.3

Fixed charges:
  Interest charged to operations                    $48.0      $64.2

  Capitalized interest                                0.9        1.1

  Portion of rental expense representative of
    interest factor (assumed to be one-third)         5.9        6.0

    Total fixed charges                             $54.8      $71.3

Ratio                                                1.61       1.63


See accompanying footnote explanations.

                                      26
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Exhibit 12 (continued)

             JAMES RIVER CORPORATION of Virginia

 NOTES TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(a) In computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, minority interests, and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, and that portion of rental expense (one-third) deemed representative of the interest factor. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates.

(b) During 1992, the Company initiated a productivity enhancement program and recorded a $112 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this year.

(c) For the following periods, earnings were inadequate to cover fixed charges, and the amounts of the deficiencies were: year ended December 27, 1992 - $195.6 million; year ended December 25, 1994 - $18.8 million.

                                     27
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